Exhibit 99.1

Virgin Galactic Announces Third Quarter Fiscal 2019 Financial Results

MOJAVE, Calif. – November 12, 2019 (Business Wire) – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (“VG” or “the Company”), a vertically integrated aerospace company, today announced financial results for its third quarter of fiscal year 2019.

Third quarter results for VG reflect the three months ended September 30, 2019, prior to the closing on October 25, 2019 of the recent business combination (the “Business Combination”) between VG’s predecessor, VGH, LLC, and Social Capital Hedosophia, a public investment vehicle. The Business Combination provided net proceeds to VG of over $430 million, which VG intends to use to fund its operations. Pre-transaction owners of VGH, LLC retained over 58% ownership of VG following the Business Combination.

“We believe our third quarter results reflect our ongoing progress as we execute on our strategy toward commercial launch,” said George Whitesides, Chief Executive Officer of VG. “We are thrilled to have completed our merger with Social Capital Hedosophia and to be trading publicly, both of which are major steps forward in the Company’s mission to open space for everyone.”

Recent Business Highlights:

●	Transitioned approximately 60% of Virgin Galactic operations personnel from the headquarters in Mojave to Spaceport America, located in New Mexico.
●

Achieved several operational milestones at Spaceport America, including the relocation of mothership VMS Eve, completing installation of the ground infrastructure, ground tests of all systems to ensure they are flight-ready and unveiling the operational hubs of Spaceport America as open and operational.

●	Achieved several design and build milestones on the second SpaceShipTwo vehicle, including the attachment of the wing, fuselage cabin and tail booms.
●	Announced strategic partnership with Boeing, which invested $20 million in VG on October 25, 2019.

VG Pre-Business Combination Third Quarter Fiscal 2019 Financial Highlights:

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Received customer reservations as of September 30, 2019 from more than 600 people in 60 countries, representing approximately $80 million in total collected deposits, and over $120 million of potential revenue as of September 30, 2019.

●	Received 3,557 expressions of interest in flight reservations as of September 30, 2019.
●	Cash and cash equivalents were $85.5 million as of September 30, 2019.
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Revenue of $0.8 million and $3.3 million for the three and nine months ended September 30, 2019, respectively, which was generated by transporting scientific payloads and providing engineering services.

●	Net loss of $51.5 million and $138.1 million for the three and nine months ended September 30, 2019, respectively.
●	Net cash used in operating activities for the nine months ended September 30, 2019 was $128.3 million.

	Three Months Ended September 30,		Nine Months Ended September 30,
	(In thousands)
	2019	2018	2019	2018
Revenue	$832	$386	$3,252	$1,562
Cost of revenue	406	68	1,690	387

	426	318	1,562	1,175
Selling, general, and administrative expenses	17,814	13,636	44,719	37,389
Research and development expenses	34,528	26,456	96,119	84,971

Operating loss	(51,916)	(39,774)	(139,276)	(121,185)
Interest income	387	164	1,137	344
Interest expense	-	2	2	8
Other income	91	463	128	28,542

Loss before income taxes	(51,438)	(39,149)	(138,013)	(92,307)
Income tax expense	37	35	123	115

Net loss	(51,475)	(39,184)	(138,136)	(92,422)
Other comprehensive income (loss):
Foreign currency translation adjustment	(58)	5	(79)	(17)

Total comprehensive loss	$(51,533)	$(39,179)	$(138,215)	$(92,439)

Conference Calls

Beginning with the announcement of the Company’s fourth quarter financial results in February 2020, the Company intends to host a quarterly conference call with members of the management team to discuss the results for the prior quarter. The quarterly conference calls and supplementary presentation slides will be accessible on the “Investor Relations” section of the Company’s website.

About Virgin Galactic Holdings

Virgin Galactic Holdings, Inc. is a vertically-integrated aerospace company pioneering human spaceflight for private individuals and researchers. It believes the commercial exploration of space represents one of the most exciting and significant technology initiatives of our time. It is embarking on this commercial exploration journey with a mission to put humans into space and return them safely to earth on a routine, consistent and affordable basis. Using its proprietary and reusable technologies, and supported by a distinctive, Virgin-branded customer experience, it is developing a spaceflight system designed to offer customers a unique, multi-day experience culminating in a spaceflight that includes several minutes of weightlessness and views of Earth from space. It is in the final stages of development, having already completed multiple crewed flights of its vehicle into space, and anticipates initial commercial launch in 2020.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 filed in connection with the Business Combination and other documents filed by VG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements.

For media inquiries please contact:

VirginGalacticPress@virgingalactic.com

UK, Middle East, Asia, Africa – Ollie Bailey-Pratt

vg@fticonsulting.com, +44 (203) 727-1000

US, Canada, South America, Australia – Antonia Gray

vg@fticonsulting.com, +1 (347) 574-4352

For Investor Relations inquiries please contact:

VirginGalactic-SVC@SARDVERB.com